Exhibit 1(iii)
AMERICAN DEPOSITARY SHARE LENDING AGREEMENT
Dated as of February ___, 2008
Among
INFINEON TECHNOLOGIES AG (“Lender”),
and
CREDIT SUISSE INTERNATIONAL (“Borrower”),
and
CREDIT SUISSE SECURITIES (USA) LLC, as Collateral Agent (as hereinafter defined)
and Securities Intermediary (as hereinafter defined).
     This AGREEMENT sets forth the terms and conditions under which Borrower may borrow from Lender American Depositary Shares (the “ADSs”) representing ordinary shares of Qimonda AG (the “Company”).
     The parties hereto agree as follows:
     Section 1. Certain Definitions. The following capitalized terms shall have the following meanings:
     “American Depositary Share” or “ADS” means an American Depositary Share, evidenced by an American Depositary Receipt (“ADR”), representing an ownership interest in one ordinary share, without par value, of the Company held by Citibank, N.A., as depositary (including any successor depositary, the “Depositary”) under the Deposit Agreement between Qimonda AG and the Depositary dated August 14, 2006 (as from time to time amended, the “Deposit Agreement”, by and among Qimonda AG, the Depositary and the Holders and beneficial Owners of ADSs issued thereunder from time to time).
     “Available Free Float” means, as of any date, the percentage of the total Outstanding Shares as of such date (but, for the purposes of determining the Minimum Remaining Loan, after giving effect to successive calculations of the Available Free Float on a pro forma basis for the related termination of the Loan) that excludes the respective percentages of the total Outstanding Shares that, as of such date, (i) are held by affiliates of the Company, (ii) are “restricted securities” as defined in Rule 144(a)(3) under the Securities Act that are not eligible for resale pursuant to Rule 144(b)(1) under the Securities Act or (iii) correspond to Net Underlying Shares.

     “Business Day” means, with respect to the Loan hereunder, a day on which (i) regular trading occurs on the Exchange and (ii) banks and securities markets are open for business generally in Frankfurt am Main, Germany.
     “Cash” means any coin or currency of the United States as at the time shall be legal tender for payment of public and private debts.
     “Clearing Organization” means The Depository Trust Company, or, if agreed to by Borrower and Lender, such other Securities Intermediary at which Borrower and Lender maintain accounts.
     “Closing Price” on any day means, with respect to the Loaned ADSs (i) if Loaned ADSs are listed on a U.S. securities exchange registered under the Exchange Act or are included in the OTC Bulletin Board Service (operated by the National Association of Securities Dealers, Inc.), the last reported sale price, regular way, in the principal trading session on such day on such market on which the Loaned ADSs are then listed or are admitted to trading (or, if the day of determination is not a New York Business Day, the last preceding New York Business Day) and (ii) if the Loaned ADSs are not so listed or admitted to trading or if the last reported sale price is not obtainable (even if the Loaned ADSs are listed or admitted to trading on such market), the average of the bid prices for the Loaned ADSs obtained from as many dealers in the Loaned ADSs (which may include Borrower or its affiliates), but not exceeding three, as shall furnish bid prices available to Lender.
     “Collateral” means any Cash or Non-Cash Collateral. Each of the parties to this Agreement hereby agrees that Cash and each item within the definition of Non-Cash Collateral shall be treated as a “financial asset” as defined by Section 8-102(a)(9) of the UCC.
     “Collateral Account” means the securities account of the Collateral Agent maintained on the books of Credit Suisse Securities (USA) LLC, as securities intermediary, and designated “Credit Suisse Securities (USA) LLC, as Collateral Agent of Infineon Technologies AG, as pledgee of Credit Suisse International, as Borrower of Loaned American Depositary Shares”. Any Collateral deposited in the Collateral Account shall be segregated from all other assets and property of the Collateral Agent, which segregation may be accomplished by appropriate identification on the books and records of Collateral Agent, as a “securities intermediary” within the meaning of the UCC. The Securities Intermediary acknowledges that the Collateral Account is maintained by Credit Suisse Securities (USA) LLC for the Collateral Agent and undertakes to treat the Collateral Agent as entitled to exercise the rights that comprise the Collateral credited to the Collateral Account.
     “Collateral Agent” means Credit Suisse Securities (USA) LLC, in its capacity as collateral agent for Lender hereunder, or any successor thereto under Section 19.
     “Collateral Percentage” means 100%.
     “Company” means Qimonda AG.
     “Convertible Bonds” means the $ ● aggregate principal amount at maturity of ● % Guaranteed Convertible Bonds due 2013 issued by Qimonda Finance LLC, or $ ● aggregate principal amount at maturity to the extent the over-allotment option to purchase additional Convertible Bonds is exercised in full.
     “Credit Downgrade” occurs when Borrower receives a rating for its long term, unsecured and unsubordinated indebtedness that is below A- by Standard and Poor’s Ratings Group, or its successor (“S&P”), or below A3 by Moody’s Investors Service, Inc., or its successor (“Moody’s”), or, if either S&P or Moody’s ceases to rate such debt, an equivalent or lower rating by a substitute rating agency mutually agreed upon by Lender and Borrower.
     “Credit Upgrade” occurs when Borrower receives a rating for its long term, unsecured and unsubordinated indebtedness that is A- or better by S&P or A3 or better by Moody’s, and the other of the two rating agencies has not assigned a rating for such debt that is below A- (in the case of S&P) or A3 (in the case of Moody’s), or, if either S&P or Moody’s ceases to rate such debt, an equivalent or higher rating by a substitute rating agency mutually agreed upon by Lender and Borrower.
     “Cutoff Time” means 10:00 am in the jurisdiction of the Clearing Organization, or such other time on a Business Day by which a transfer of Loaned ADSs must be made by Borrower or Lender to the other (including, but not limited to, the Loan Commencement Date), as shall be determined in accordance with market practice.
     “Distributed Delta” means the quotient of (i) the aggregate number of Loaned ADSs outstanding immediately upon completion of the Double Print Period (after giving effect to the return, if any, of any Loaned ADSs that have not been sold pursuant to the Underwriting Agreement) divided by (ii) the Underlying Number of ADSs.
     “Double Print Period” means the period commencing on the date of this Agreement and ending on, and including, the earlier to occur of (i) the date as of which the Maximum Number of ADSs have been sold by the Underwriters (as defined in the Underwriting Agreement) pursuant to the Underwriting Agreement and (ii) the end of the Prospectus Availability Period (as defined in the Underwriting Agreement).
     “Exchange” means the New York Stock Exchange (or any successor thereto) or, if different, the principal trading market for the Loaned ADSs.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Exchangeable Notes” means the €215,000,000 aggregate principal amount at maturity of 1.375% Guaranteed Subordinated Exchangeable Notes due 2010 issued by Infineon Technologies Investment B.V.
     “Initial ADSs” means the [●] ADSs loaned by Lender to Borrower on the Loan Commencement Date.
     “Lender’s Designated Account” means the securities account of Lender maintained on the books of Citigroup Global Markets Inc., New York (DTC account number: 0418) and designated “Infineon Technologies AG” (account number: 748-97090-1-9-473), or, with reasonable notice to Borrower, an alternate securities account of Lender designated by Lender.

     “Loan Availability Period” means the period beginning on the Loan Commencement Date and ending on the earliest to occur of the termination in whole of the Loan pursuant to Section 6 and the date on which this Agreement shall terminate in accordance with the terms of this Agreement.
     “Loan Commencement Date” means the date specified in the Underwriting Agreement as the Closing Date for the delivery of the Initial ADSs (as defined in the Underwriting Agreement).
     “Loaned ADSs” means, as of any date, the Initial ADSs and the Additional ADSs that, in each case, have been transferred to Borrower, less the aggregate number of ADSs that have been transferred back to Lender as of that date by Borrower or any affiliate thereof; provided that in respect of any such ADSs initially transferred to Borrower by Lender and subsequently transferred by Borrower to another transferee, “Loaned ADSs” means an equivalent number of shares of identical ADSs. If, as the result of a stock dividend, stock split, reverse stock split or other similar transaction the number of outstanding ADSs is increased or decreased, then the number of outstanding Loaned ADSs shall, effective as of the payment, delivery or effective date of such event, be proportionately increased or decreased, as the case may be. If pursuant to Section 7(b) as a result of a Non-Cash Distribution the number of outstanding Loaned ADSs is deemed increased, such increase shall be effective on the date of such Non-Cash Distribution. If any new or different security (or two or more securities) shall be exchanged for the outstanding ADSs as the result of any reorganization, merger, consolidation, reclassification, recapitalization or other corporate action (including, without limitation, a reorganization in bankruptcy but excluding a Non-Cash Distribution to which Section 7(b) applies) or as a result of the termination of the ADR facility under the Deposit Agreement, such new or different security (or such two or more securities collectively) shall, effective upon such exchange, be deemed to become a Loaned ADS in substitution for the former Loaned ADS for which such exchange is made.
     “Market Value” on any day means (i) with respect to the Loaned ADSs, the most recent Closing Price of the Loaned ADSs prior to such day and (ii) with respect to any Collateral that is (a) Cash, the face amount thereof, (b) a letter of credit, the undrawn amount thereof and (c) any other security or property, the market value thereof, as determined by the Collateral Agent, in accordance with market practice for such securities or property, based on the price for such security or property as of the most recent close of trading obtained from a generally recognized source or the closing bid quotation at the most recent close of trading obtained from such source, plus accrued interest to the extent not included therein, unless market practice with respect to the valuation of such securities or property is to the contrary.
     “Marketable Equity Securities” mean securities that either are or represent equity interests in a split up or spun off entity pursuant to a split up (§ 123(1) German Transformation Act; “Aufspaltung”) or a spin-off (§ 123(2) German Transformation Act; “Abspaltung”) of the Company.
     “Maximum Number of ADSs” means the lesser of (i) the Underlying Number of ADSs and (ii) the aggregate number of ADSs sold by the Underwriters (as defined in the Underwriting Agreement) pursuant to the Underwriting Agreement through the end of the Prospectus Availability Period (as defined in the Underwriting Agreement).

     “Minimum Remaining Loan” means, as of any time of determination in respect of a termination of the Loan pursuant to Section 6(c)(ii)(y), a percentage of the total Outstanding Shares equal to the lesser of:
     (i) outstanding Loaned ADSs at such time (without giving effect to the termination of any Loan pursuant to Section 6(c)(ii)(y) in respect of which such calculation is being made); or
     (ii) the product of (x)(a) 40% minus the Available Free Float at such time, divided by (b) 15%, and (y) the percentage of Outstanding Shares represented by the Loaned ADSs immediately upon completion of the Double Print Period (without regard to any subsequent changes in the number of Loaned ADSs).
     “Net Underlying Shares” means, as of any date, the number of Shares into which the Convertible Bonds or any other outstanding bonds issued (whether prior to or after the date of this Agreement) by the Company or any affiliate of the Company are convertible or exchangeable (including, without limitation, the Exchangeable Notes), minus the aggregate number of Outstanding Shares outstanding under this Agreement and any other agreements with the Company or any of its affiliates pursuant to which Outstanding Shares are made available for the purpose of facilitating transactions entered into by or on behalf of investors in the Convertible Bonds or such other bonds (including, without limitation, such Exchangeable Notes) in connection with their investments in the Convertible Bonds or such other bonds.
     “New York Business Day” means, with respect to the Loan hereunder, a day on which regular trading occurs on the Exchange or, if different, the principal trading market for the Loaned ADSs.
     “Non-Cash Collateral” means (i) any evidence of indebtedness issued, or directly and fully guaranteed or insured by the United States or any agency or sponsored agency or any instrumentality thereof, (ii) any deposits, certificates of deposit or acceptances of any institution which is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million at the time of deposit (but which may not include the Collateral Agent or any affiliate of the Collateral Agent), (iii) any investments of any person that is fully and unconditionally guaranteed by a bank referred to in clause (ii), (iv) any commercial paper of any corporation incorporated under the laws of the United States or any State thereof that is rated at least investment grade A-1 by S&P or any successor thereto, or P-1 by Moody’s or any successor thereto, (v) any money market funds registered under the Investment Company Act of 1940, as amended, (vi) any letter of credit issued by a bank referred to in clause (ii), (vii) any securities or financial instruments, or any combination thereof, as agreed between the parties in relation to any Loan, and (viii) any proceeds of any of the foregoing; provided, however, that in no event shall Non-Cash Collateral include “margin stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System.
     “Outstanding Shares” means, as of any date, the outstanding Shares as of such date, including Shares underlying ADSs.
     “Pledge Date” has the meaning set forth in Section 3(a).

     “Pledge Period” means any period beginning on a Pledge Date and to the extent such Pledge Date occurred as a result of a Credit Downgrade ending on the earlier of (i) the Business Day immediately following the day on which Borrower notifies Lender and Collateral Agent that a Credit Upgrade has occurred and (ii) the date on which this Agreement shall terminate in accordance with the terms of this Agreement.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Securities Intermediary” means a “securities intermediary” as defined by Section 8-102(a)(14) of the UCC.
     “Shares” means the ordinary shares of the Company.
     “Terms and Conditions” means the terms and conditions of the Convertible Bonds, constituted pursuant to the indenture and the supplemental indenture, each dated February [•], 2008, relating to the Convertible Bonds.
     “UCC” means the Uniform Commercial Code as in effect in the State of New York on the date hereof and as it may be amended from time to time.
     “Underwriting Agreement” means the underwriting agreement, dated as of [the date hereof], between the Company, the Lender, the Borrower and the underwriters named therein relating to the offering of the ADSs.
     “Underlying Number of ADSs” means [•] ADSs, subject to proportionate increase to the extent that the overallotment option with respect to the Convertible Bonds is exercised.
     Capitalized terms used but not defined herein shall have the meaning given to them in the Terms and Conditions.
     Section 2. Loan of ADSs; Transfers of Loaned ADSs.
     (a) Subject to the terms and conditions of this Agreement and subject to the pre-closing of the issuance of the Convertible Bonds, Lender hereby agrees to loan the Initial ADSs to Borrower, and Borrower agrees to borrow the Initial ADSs from Lender, on the Loan Commencement Date (the “Initial Loan”). Subject to the terms and conditions of this Agreement, Borrower may, from time to time until the expiration of the Prospectus Availability Period (as defined in the Underwriting Agreement), by prior written notice to Lender (a “Borrowing Notice”), initiate one or more transactions in which Lender will lend ADSs to Borrower (provided that the aggregate number of Loaned ADSs shall not exceed the Underlying Number of ADSs) through one or more transfers by Lender of ADSs (“Additional ADSs”) to Borrower upon the terms, and subject to the conditions, set forth in this Agreement (each such issuance and loan, an “Additional Loan” and, together with the Initial Loan, “Loans”), and subject to the terms and conditions of this Agreement, Lender hereby agrees to make such Loans to Borrower. Each such Loan shall be confirmed by a schedule and receipt provided by Borrower to Lender listing the Loaned Shares transferred by Lender to Borrower (a “Confirmation”).
     (b) At any time at which the Company is not a “foreign private issuer,” as such term is defined in Rule 3b-4 under the Exchange Act, Borrower shall not be entitled to receive any

ADSs, and any purported delivery of ADSs hereunder shall not be effective in conferring “beneficial ownership” (within the meaning of this Section 2(b)) on Borrower, and Borrower shall promptly return to Lender all ADSs comprising any such purported delivery hereunder, in each case, to the extent that (but only to the extent that), immediately upon giving effect to such receipt of such ADSs, (i) the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) of ordinary shares of the Company by Borrower or any affiliate of Borrower subject to aggregation with Borrower under such Section 13 and rules would be equal to or greater than 9.8% or more of the Outstanding Shares. If any delivery owed to Borrower hereunder is not made, in whole or in part, as a result of this provision, Lender’s obligation to make such delivery shall not be extinguished and Lender shall make such delivery as promptly as practicable after, but in no event later than one Business Day after, Borrower gives notice to Lender that such delivery would not result in Borrower directly or indirectly so beneficially owning in excess of 9.8% of the Outstanding Shares, as described above. Under no circumstances shall Lender be liable to Borrower for a Loan in contravention of this Section 2(b).
     (c) Lender shall transfer the Initial ADSs to Borrower on or before the Cutoff Time on the Loan Commencement Date. Delivery of the Initial ADSs pursuant to the Loan shall be accomplished through a single transaction on the Loan Commencement Date. Lender shall transfer to Borrower the number of Additional ADSs specified in a Borrowing Notice (provided that the aggregate number of Loaned ADSs shall not exceed the Underlying Number of ADSs) no later than the Cutoff Time on the date specified by the Borrower in its Borrowing Notice (which shall be no earlier than the third Business Day following the date of such Borrowing Notice, unless otherwise agreed to by the Lender); provided that if a Prospectus Event (as defined in the Underwriting Agreement) has occurred during the interval between, and including, the date of such Borrowing Notice and such specified delivery date, Lender shall not transfer such Additional ADSs (or if such Additional ADSs are transferred, Borrower may elect to transfer such Additional ADSs back to Lender, and, upon completion of such transfer, such Additional ADSs shall be deemed not to have been transferred to Borrower and shall not constitute Loaned ADSs). Delivery of the Loaned ADSs to Borrower shall be made in the manner set forth under Section 13 below.
     Section 3. Collateral.
     (a) Unless otherwise agreed by Borrower and Lender, Borrower shall, no later than 5:00 p.m. New York time on the second Business Day immediately following any day on which a Credit Downgrade has occurred, transfer to Collateral Agent, for deposit to the Collateral Account, Collateral with a Market Value at least equal to the Collateral Percentage of the Market Value of the Loaned ADSs as of the date of such transfer (any such date, a “Pledge Date”).
     (b) During any Pledge Period, any Collateral transferred by Borrower to Collateral Agent shall be security for Borrower’s obligations in respect of the Loaned ADSs and for any other obligations of Borrower to Lender hereunder. Borrower on the Pledge Date pledges with, assigns to, and grants Collateral Agent for the benefit of Lender a continuing first priority security interest in, and a lien upon, the Collateral, which shall attach upon the transfer of the Loaned ADSs by Lender to Borrower and which shall cease upon the transfer of the Loaned ADSs by Borrower to Lender, a Credit Upgrade or upon the transfer of any such Collateral to Borrower in accordance with the terms of this Agreement. In addition to the rights and remedies given to Lender hereunder, Lender shall have all the rights and remedies of a secured party under the UCC. To provide for the effectiveness, validity, perfection and priority of Lender’s rights as a secured party, Borrower shall acknowledge that Collateral Agent has obtained control of any financial assets included in the Collateral (or shall have obtained control upon posting of such Collateral pursuant to the terms contained herein) within the meaning of Sections 8-106 and 9-106 of the UCC. Collateral Agent acknowledges that it has control of the Collateral (or shall have control upon posting of such collateral pursuant to the terms contained herein) on behalf of Lender within the meaning of Section 8-106(d)(1) of the UCC. Notwithstanding anything to the contrary herein, Lender may not use or invest the Collateral and Collateral Agent shall take no instruction from Lender regarding the use or investment of Collateral, unless a Borrower Default (as subsequently defined) has occurred. Promptly upon the termination of any Pledge Period, the Collateral Agent shall release to Borrower all of the Collateral.
     (c) Except as otherwise provided herein, upon the transfer to Lender of Loaned ADSs pursuant to Section 6, Collateral Agent shall release to Borrower Collateral with a Market Value equal to the Collateral Percentage of the Market Value of the Loaned ADSs so transferred but only to the extent that immediately following such transfer of Collateral, no Collateral Deficit (as defined in Section 4(a)) would exist. Such transfer of Collateral shall be made no later than the Cutoff Time on the day the Loaned ADSs are transferred, or if such day is not a day on which a transfer of such Collateral may be effected under Section 13, or if the transfer of Loaned ADSs by Borrower to Lender occurs after the Cutoff Time on such day, then in each case the next day on which such a transfer may be effected.
     (d) Borrower may, upon notice to Lender and Collateral Agent, substitute Collateral for Collateral securing the Loan; provided that such substituted Collateral shall have a Market Value such that the aggregate Market Value of such substituted Collateral, together with all other Collateral, shall equal or exceed the Collateral Percentage of the Market Value of the Loaned ADSs as of the date of such substitution.
     Section 4. Mark to Market.
     (a) During any Pledge Period, if at the close of trading on any Business Day during the Loan Availability Period the aggregate Market Value of all Collateral shall be less than the Collateral Percentage of the Market Value of all the outstanding Loaned ADSs (a “Collateral Deficit”), Borrower will, without any requirement of notice or demand by Lender, transfer to Collateral Agent, for deposit to the Collateral Account, no later than the following Business Day, additional Collateral so that the Market Value of such additional Collateral, when added to the Market Value of all other Collateral, shall equal or exceed the Collateral Percentage of the Market Value of the Loaned ADSs on such Business Day of determination. Borrower or the Collateral Agent will notify Lender of each such transfer of Collateral in accordance with customary and commercially reasonable notification procedures.
     (b) During any Pledge Period, if at the close of trading on any Business Day during the Loan Availability Period the aggregate Market Value of all Collateral shall be greater than the Collateral Percentage of the Market Value of all the outstanding Loaned ADSs (a “Collateral Excess”), Borrower may, by notice to Lender and Collateral Agent, demand that Collateral Agent transfer to Borrower such amount of the Collateral selected by Borrower so that the Market Value of the Collateral, after deduction of such amounts, shall thereupon be at least equal to the Collateral Percentage of the Market Value of the Loaned ADSs on such

Business Day of determination. Borrower or the Collateral Agent will notify Lender of each such transfer of Collateral in accordance with customary and commercially reasonable notification procedures.
     Section 5. Loan Fee. (a) Borrower agrees to pay Lender a loan fee for the Loan (a “Loan Fee”), payable for value on each Payment Date, equal to 10 basis points p.a. (based on an actual number of days in a 360 day year) multiplied by the Equity Notional Amount determined for the Valuation Date immediately preceding such Payment Date.
     (b) The following capitalized terms shall have the following meanings for purposes of this Section 5:
     “Disrupted Day” means any Scheduled Trading Day on which a relevant Exchange fails to open for trading during its regular trading session or on which a Market Disruption Event has occurred.
     “Early Closure” means the closure on any Scheduled Trading Day of the Exchange prior to its Scheduled Closing Time unless such earlier closing time is announced by the Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the Exchange on such Scheduled Trading Day and (ii) the submission deadline for orders to be entered into the Exchange system for execution at the Scheduled Closing Time on such Scheduled Trading Day.
     “Equity Notional Amount” means in respect of any Valuation Date the quotient of (A) the sum of the products obtained by multiplying, for each day during the period commencing on, and including, the immediately preceding Valuation Date (or, if there is no immediately preceding Valuation Date, the Loan Commencement Date), to, but excluding, such Valuation Date (the “Calculation Period”), (i) the number of Loaned ADSs on each such date by (ii) the Closing Price for such day or, if such day not a Scheduled Trading Day, the Closing Price for the next following Scheduled Trading Day (provided that if any day on which the Closing Price is to be determined pursuant to this clause (ii) is not a Valid Date, then such date of determination shall be postponed as provided in the definition of “Valuation Date Disruption” as if such date of determination were a Valuation Date), and (B) the number of days during such Calculation Period.
     “Exchange Disruption” means any event (other than an Early Closure) that disrupts or impairs (as determined in good faith by the Borrower) the ability of market participants in general before the Scheduled Closing Time on a Scheduled Trading Day to effect transactions in, or obtain market values for, the Loaned ADSs on the Exchange.
     “Market Disruption Event” means the occurrence or existence of (i) a Trading Disruption, (ii) an Exchange Disruption, which in either case Borrower, after consultation with the Lender, determines is material, at any time during the regular trading session on the Exchange, without regard to after hours or any other trading outside of the regular trading session hours, or (c) an Early Closure.
     “Payment Date” means each date that is three New York Business Days after the relevant Valuation Date.

     “Scheduled Closing Time” means, in respect of the Exchange and a Scheduled Trading Day, the scheduled weekday closing time of the Exchange on such Scheduled Trading Day, without regard to after hours or any other trading outside of the regular trading session hours.
     “Scheduled Trading Day” means any day on which the Exchange is scheduled to open for trading for its respective regular trading session.
     “Trading Disruption” means any suspension of or limitation imposed on trading by the Exchange or otherwise and whether by reason of movements in price exceeding limits permitted by the Exchange or otherwise relating to the Loaned ADS on the Exchange.
     “Valid Date” shall mean a Scheduled Trading Day that is not a Disrupted Day.
     “Valuation Date” means, subject to Valuation Date Disruption, the last Scheduled Trading Day of each calendar month during the Loan Availability Period; provided, however, that the final Valuation Date shall be the last Valid Date on or preceding the day on which all the outstanding Loaned ADSs are returned to the Lender (or deemed to have been returned pursuant to Sections 6(f) or 12 hereof).
     “Valuation Date Disruption” if any Valuation Date is a Disrupted Day, then the Valuation Date shall be the first succeeding Valid Date. If the first succeeding Valid Date has not occurred as of the Scheduled Closing Time on the eighth New York Business Day immediately following the date, that, but for the occurrence of the Valuation Date Disruption, would have been the final Valuation Date, then (1) that eighth New York Business Day shall be deemed the Valuation Date, and (2) Borrower shall determine the Closing Price after consultation with Lender based on factors which may include, among other factors, the most recent Closing Price prior to the Valuation Date Disruption and the nature and duration of any Market Disruption Event and the volume and historical trading patterns of the Loaned ADSs.
     Section 6. Redelivery of Loaned ADSs By Borrower; Loan Terminations.
     (a) Subject to Section 12(b) and to the condition that the Double Print Period shall have ended, after receipt by Borrower and Lender of written notice (the “Delivery Notice”) from the Company or Deutsche Bank Trust Company Americas (the “Note Trustee”) that the Company has delivered ADSs upon conversion of the Convertible Bonds, Borrower shall return to Lender a number of Loaned ADSs equal to the product of the Distributed Delta times the number of ADSs delivered upon such conversion (but excluding all the ADSs delivered as a result of an increase to the conversion ratio for the Convertible Bonds), such that the aggregate number of Loaned ADSs then outstanding under the Loan shall be permanently reduced by a number of ADSs equal to the product of the Distributed Delta times the number of ADSs delivered (but excluding all the ADSs delivered as a result of an increase to the conversion ratio for the Convertible Bonds) upon such conversion. The Loaned ADSs delivered by Borrower shall be delivered without any consideration being payable in respect thereof by Lender to Borrower, no later than the third Business Day following the later of the date of conversion of any Convertible Bonds and the date on which Borrower receives the applicable Delivery Notice (the “Delivery Due Date”).

     (b) Borrower may terminate all or any portion of the Loan on any Business Day by giving written notice thereof to Lender and transferring the corresponding number of Loaned ADSs to Lender, without any consideration being payable in respect thereof by Lender to Borrower.
     (c) Lender may terminate the Loan (i) in full on the third Business Day following notice from the Company or the Note Trustee that at least 90% of the principal amount of the Convertible Bonds has ceased to be outstanding, whether as a result of exchange, redemption, repurchase, cancellation or otherwise or (ii) after the end of the Double Print Period upon 14 days’ prior written notice (x) if the aggregate share of the voting rights in the Company beneficially owned by Infineon and all of its subsidiaries (other than the Company and all of its subsidiaries) has fallen below 55% and the Available Free Float as of such date is at least equal to 40%, in full or in part, or (y) if the Available Free Float as of such date is less than 40%, in such portion that will ensure that the Minimum Remaining Loan remains outstanding after such partial termination; provided that in the case of a termination pursuant to (y), an aggregate amount of the Loan of not more than three (3) million Loaned ADSs (such number subject to adjustment on account of any splits, reverse splits and other similar dilutive events) may be terminated during any 30 day period; provided further that it shall be a condition to Lender’s right to terminate the Loan pursuant to this clause (c) (and by delivery of the termination notice Lender shall be deemed to represent, warrant and agree) that (A) it has publicly disclosed all material information in its possession with respect to the Company or the Shares necessary for Lender to have disclosed for it to be able to purchase or sell Shares in compliance with applicable U.S. federal securities laws, (B) during the period commencing on delivery of notice pursuant to this clause (c) and ending on the related termination or partial termination of the Loan, (1) neither Lender nor any affiliated purchaser of Lender shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, terminate any loan (other than the termination pursuant to this clause (c) to which such notice relates), or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership, ADSs or other depository shares) or any security convertible into or exchangeable or exercisable for Shares or ADSs, except, in each case, in such a manner as would not cause any purchases of Shares or ADSs by Borrower in connection with the termination of the Loan to fail to comply with Rule 10b-18 under the Exchange Act (assuming for such purpose that Borrower were the Company or an affiliated purchaser of the Company) or any applicable provisions of the Exchange Act or rules promulgated thereunder, including without limitation Rules 13e-1, 13e-3, 13e-4, 14d-2 and 14e-5; (2) Lender shall not engage in a distribution (as defined in Regulation M under the Exchange Act) that would result in a restricted period (as defined in Regulation M) with respect to Shares or ADSs, other than a distribution meeting the requirements of an exemption set forth in Rule 102 of Regulation M applicable to purchases of Shares or ADSs by Borrower in connection with the termination of the Loan; and (3) Lender shall not engage in activities that would result in a Legal Obstacle (as defined in Section 12(b)).
     (d) Upon receipt by Borrower and Lender of written notice from the Company or the Note Trustee (a “Repayment Notice”) that either (i) the entire principal amount of the Convertible Bonds has ceased to be outstanding (whether as a result of conversion, redemption, repurchase, cancellation or otherwise) (a “Full Repayment”) or (ii) the Company has given an irrevocable instruction for the Full Repayment of all outstanding Convertible Bonds, if any portion of the Loan is then outstanding the Loan shall terminate in whole on the later of (A) the first Business Day following receipt by Borrower and Lender of such Repayment Notice and (B) the Full Repayment date, and all outstanding Loaned ADSs shall be delivered by Borrower to Lender, without any consideration being payable in respect thereof by Lender to Borrower, no later than the later of (X) the fifth Business Day following the Full Repayment date and (Y) the tenth Business Day following the receipt of such Repayment Notice.
     (e) If any portion of the Loan is outstanding on the last day of the Loan Availability Period, the Loan shall terminate on the first Business Day following the last day of the Loan Availability Period (the “Facility Termination Date”) and all outstanding Loaned ADSs shall be delivered by Borrower to Lender, without any consideration being payable in respect thereof by Lender to Borrower, no later than the third Business Day following the Facility Termination Date; provided that if the Loan Availability Period has ended as a result of the receipt of a Repayment Notice, then the delivery date for the Loaned ADSs shall be determined pursuant to Section 6(d) rather than this Section 6(e).
     (f) If the Loan is terminated upon the occurrence of a Default as set forth in Section 11, the Loaned ADSs shall be delivered by Borrower to Lender, without any consideration being payable in respect thereof by Lender to Borrower, no later than the first Business Day following the termination date of such Loan as provided in Section 11.
     (g) Notwithstanding the foregoing, if the closing of the offering of Convertible Bonds does not occur by the close of business, New York time on the [second] Business Day following the Loan Commencement Date, Borrower will have a right to fully discharge all of its obligations hereunder by delivering a written notice to Lender and making a cash payment within three Business Days of such notice in an amount equal to the realized proceeds from the sale of the Initial ADSs, less the reasonable and documented out-of-pocket costs, fees and expenses paid by Borrower in connection with the sale of such ADSs (but without duplication of any fees and expenses paid by Company pursuant to Section 6(k) of the Underwriting Agreement).
     Section 7. Distributions.
     (a) (i) If at any time when there are Loaned ADSs outstanding under this Agreement, the Company makes a cash or other distribution in respect of its ordinary shares, with the result that, through the Depositary, a cash distribution is made to the then holder or holders of such Loaned ADSs pursuant to the Deposit Agreement (a “Cash Distribution”), Borrower shall pay to Lender (whether or not Borrower is a holder of any or all of the outstanding Loaned ADSs), within one Business Day after the payment of such distribution, an amount in cash equal to the product of (A) the amount per ADS of such distribution and (B) the number of Loaned ADSs on the record date for such distribution (a “Substitute Payment”).
     (ii) Notwithstanding Section 7(a)(i), if Borrower or any of its affiliates determines in good faith and on the advice of independent counsel that Borrower or any of its affiliates will be required to deduct or withhold from a Substitute Payment (or a corresponding payment made between Borrower and its affiliates in connection with ADSs loaned as under this transaction), in whole or in part, for or on account of any taxes, duties, assessments, fees or other governmental charges imposed by the United States or a political subdivision thereof (a “U.S. Tax”), then the Substitute Payment to the Lender shall be made net of such deduction or withholding; provided, however, that if the Substitute Payment or a corresponding payment is subject to such withholding or deduction as the result of a U.S. Tax, then the amount that the Lender shall be entitled to receive from Borrower after taking any withholding or deduction of such tax into account shall not be less than the amount that the Lender would receive on a dividend in the amount of the Cash Distribution (reduced by any Shortfall taken into account under clause (iii) below, but without duplication for German Taxes imposed on the Cash Distribution), assuming such dividend had the same portion of U.S. source and foreign source income as the Cash Distribution, and treating Infineon as eligible for the benefits of Article 10, Section 2(b) of the Convention Between the United States of America and the Federal Republic of Germany for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital and to Certain Other Taxes (the “U.S.-Germany Tax Treaty”) with respect to such dividend. If the Borrower determines pursuant to this Section 7(a)(ii) that it will be required to deduct or withhold on account of any U.S. Tax, Borrower shall use reasonable efforts to avoid the imposition of any U.S. Tax; provided, however, that such efforts shall not require the Borrower to incur additional costs or legal or regulatory burdens that the Borrower considers in its good faith reasonable judgment to be material. If Borrower or any of its affiliates is required to deduct or withhold a U.S. Tax from a Substitute Payment, and does not so deduct or withhold, but such U.S. Tax is assessed directly against Borrower or any of its affiliates, then, except to the extent Lender has satisfied or then satisfies the liability resulting from such U.S. Tax, Lender shall promptly pay to Borrower the amount of such liability (including any related interest and penalties).
     (iii) If, as the result of the imposition of any deduction or withholding resulting from any taxes, duties, assessments, fees or other governmental charges imposed by the Federal Republic of Germany or any political subdivision thereof (a “German Tax”), the amount of cash Borrower or any of its affiliates actually receives as a Cash Distribution in respect of any Loaned ADSs that it holds at the time of such Cash Distribution is less than the amount of the Substitute Payment that Lender would otherwise be entitled to receive pursuant to this Agreement (the aggregate amount of such difference, the “Shortfall”), then the amount per ADS of Substitute Payments shall not exceed the amount per ADS of Cash Distribution that Borrower actually received, after any deduction or withholding for or on account of any German Taxes in respect of any Loaned ADSs.
     If, due to a change of law in Germany or the European Union that takes place after the execution of this Agreement, it becomes possible for the Borrower to receive a higher amount of Cash Distribution, Borrower shall use reasonable efforts to obtain such higher amount, provided, however, that such efforts shall not require the Borrower to breach its policies or to incur costs, legal or regulatory burdens or risks that the Borrower considers in its good faith reasonable judgment to be material. Borrower and Lender shall cooperate in good faith with the aim of ensuring that neither Borrower nor Lender shall bear the cost of the Shortfall, provided, that nothing in the foregoing shall be construed as limiting Borrower’s ability to return any and all Loaned ADSs to the Lender’s Designated Account at any time.
     (b) If at any time when there are Loaned ADSs outstanding under this Agreement, the Company, through the Depositary, makes a distribution in respect of its outstanding ADSs in property or securities, including any options, warrants, rights or privileges in respect of securities (including a distribution of ADSs, ordinary shares of the Company or any options, warrants, rights or privileges exercisable for, convertible into or exchangeable for ADSs or ordinary shares of the Company or other securities of any other entity) to the then holder or holders of such Loaned ADSs pursuant to the Deposit Agreement (a “Non-Cash

Distribution”), then the number of additional ADSs with an aggregate value (based on the Average Market Price of the ADSs) on the distribution date of the Non-Cash Distribution equal to the aggregate Fair Market Value (or, in the case of options, warrants, rights or other similar privileges in respect of the ADS, the aggregate Subscription Value) of such Non-Cash Distribution (other than Marketable Equity Securities) as of the distribution date therefor shall be deemed to be added to the number of ADSs loaned to Borrower under this Agreement. The Average Share Price, Fair Market Value and Subscription Value shall be determined as provided for in the Terms and Conditions. If there is a Non-Cash Distribution that includes Marketable Equity Securities, such Marketable Equity Securities shall be treated as if they were ADSs loaned by the Borrower to the Lender on the effective date of such Non-Cash Distribution. The Marketable Equity Securities deemed to be loaned to the Borrower will be delivered to the Lender in proportion to the Loaned ADSs redelivered to the Lender. The provisions of Sections 1, 2(b), 3, 4, 5, 6, 7, 8, 9(a), 9(d), 9(e), 9(f), 10, 11, 12 and 13 hereof shall apply, mutatis mutandis, to any such Marketable Equity Securities as they would apply to Loaned ADSs.
     (c) Any interest, cash distribution or cash dividend made on or in respect of any Collateral for the Loan, shall, subject to (e) below, be delivered by the Collateral Agent to Borrower, on the date such interest, cash distribution or cash dividend is received by the Collateral Agent.
     (d) Any non-cash distributions or dividends made on or in respect of any Collateral for the Loan shall, subject to (e) below, be delivered by the Collateral Agent to Borrower on the date such non-cash distribution or dividend is received by the Collateral Agent.
     (e) If the cash or other property received by the Collateral Agent under the provisions of paragraph (c) or (d) of this Section 7 qualifies as Collateral, to the extent that a transfer of such cash or other property to Borrower by the Collateral Agent would give rise to a Collateral Deficit, the Collateral Agent shall (only to the extent of any such Collateral Deficit) not make such transfer of cash or other property in accordance with this Section 7, but shall in lieu of such transfer immediately credit the amounts that would have been transferable under this Section 7 to the Collateral Account.
     Section 8. Rights in Respect of Loaned ADSs.
     Subject to the terms of this Agreement, and except as otherwise agreed by Borrower and Lender, Borrower, insofar as it is the record owner of Loaned ADSs, shall have all of the incidents of ownership in respect of any such Loaned ADSs until such Loaned ADSs are required to be delivered to Lender in accordance with the terms of this Agreement, including the right to transfer the Loaned ADSs to others.
     Section 9. Representations and Warranties.
     (a) Each of Borrower and Lender represents and warrants to the other that:
     (i) it has full power to execute and deliver this Agreement, to enter into the Loan contemplated hereby and to perform its obligations hereunder;
     (ii) it has taken all necessary action to authorize such execution, delivery and performance;

     (iii) this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms; and
     (iv) the execution, delivery and performance of this Agreement does not and will not violate, contravene, or constitute a default under, (A) its certificate of incorporation, bylaws or other governing documents, (B) any laws, rules or regulations of any governmental authority to which it is subject, (C) any contracts, agreements or instrument to which it is a party or (D) any judgment, injunction, order or decree by which it is bound.
     (b) Lender represents and warrants to Borrower, as of the date hereof, and as of the date any Loaned ADSs are transferred to Borrower in respect of the Loan, that it has good and valid title to all of such Loaned ADSs free and clear of any liens, claims, security interests and encumbrances.
     (c) Lender represents and warrants to Borrower, as of the date hereof, and as of the date any Loaned ADSs are transferred to Borrower in respect of the Loan, that the outstanding ADSs are listed on the Exchange and the Loaned ADSs have been approved for listing on the Exchange, subject to official notice of issuance.
     (d) Borrower represents to Lender that it has, or at the time of transfer to the Collateral Agent shall have, the right to grant to Lender, and that Lender shall acquire, a continuing first priority security interest in the Collateral, if any.
     (e) Lender represents and warrants to Borrower that the Deposit Agreement has been duly authorized, executed and delivered by the Company, and constitutes a valid and legally binding agreement of the Company, enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; upon issuance by the Depositary of ADRs evidencing ADSs, the deposit of ordinary shares of the Company in respect thereof in accordance with the provisions of the Deposit Agreement, such ADRs will be duly and validly issued and the persons in whose names the ADRs are registered will be entitled to the rights specified therein and in the Deposit Agreement.
     (f) The representations and warranties of Borrower and Lender under this Section 9 shall remain in full force and effect at all times during the term of this Agreement and shall survive the termination for any reason of this Agreement for a period of three years.
     (g) The Lender represents that it is the beneficial owner of any Substitute Payments made hereunder and that it is not resident in the United Kingdom for tax purposes and is not carrying on a trade in the United Kingdom through a branch or agency or, if it is carrying on such a trade, the loan is not entered into for the purposes of that trade.
     (h) Lender represents and warrants to Borrower, as of the date any Loaned ADSs are transferred to Borrower in respect of any Loan hereunder, Lender is not “insolvent” (as such term is defined under Section 101(32) of Title 11 of the United States Code (the “Bankruptcy Code”)) and Lender is not required to register as an “investment company” under the Investment Company Act of 1940, as amended.

     Section 10. Covenants.
     (a) Borrower covenants and agrees with Lender that, in so far as it is the record owner of any Loaned ADSs, such Loaned ADSs will not be transferred or disposed of except pursuant to a registration statement that is effective under the Securities Act and for the purpose of directly or indirectly facilitating the sale of the Convertible Bonds and the hedging of the Convertible Bonds by the holders thereof; provided, that, Borrower may transfer any such Loaned ADSs to any of its affiliates without a registration statement so long as such affiliate transferee does not transfer or dispose of such Loaned ADSs to any non-affiliated transferee except pursuant to a registration statement that is effective under the Securities Act.
     (b) Lender shall provide to Borrower an IRS Form W-8BEN with a claim for a zero rate under the U.S.-Germany Tax Treaty with respect to any Loan Fee, prior to any payment by Borrower to Lender hereunder. If Borrower or any of its affiliates determines in good faith and on the advice of independent counsel acceptable to Lender, that Borrower will be required to deduct or withhold from a Loan Fee or any amount equivalent to such Loan Fee for or on account of any U.S. Tax as a result of Lender’s failure to provide such Form W-8BEN, then the Loan Fee (or equivalent amount) paid to Lender shall be paid net of such deduction or withholding. If Borrower or any of its affiliates is required to deduct or withhold U.S. Tax from a Loan Fee or equivalent amount as a result of Lender’s failure to provide such Form W-8BEN, and does not so deduct or withhold, but such Tax is assessed directly against Borrower or any of its affiliates, then, except to the extent Lender has satisfied or then satisfies the liability resulting from such U.S. Tax, Lender shall promptly pay to Borrower the amount of such liability (including any related interest and penalties).
     (c) Lender will provide a written notice to Borrower (i) at least 30 days prior to any general meeting of the shareholders of the Company on the agenda of which is the consideration of a resolution that, if approved at such meeting, would authorize the Company to repurchase ADSs or ordinary shares of the Company to the extent that the Loaned ADSs would exceed 8.0% of the outstanding ordinary shares of the Company (including ordinary shares underlying the ADSs) and (ii) promptly upon becoming aware that the Company is not or will no longer be a “foreign private issuer,” as such term is defined in Rule 3b-4 under the Exchange Act.
     (d) If the Borrower is required to deposit Collateral with the Collateral Agent pursuant to Section 3 hereof, the Borrower shall provide an IRS Form W-8BEN to Lender and to the Collateral Agent with respect to distributions on such Collateral. To the extent that Lender or the Collateral Agent is required to deduct or withhold from any such payment as a result of U.S. Tax, then such payment shall be made net of such deduction or withholding.
     (e) Lender agrees and acknowledges that Borrower has represented to it that it is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Agreement is intended to be (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Borrower is intended to be entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.
     Section 11. Defaults.
     (a) The Loan may, at the option of Lender by a written notice to Borrower (which option shall be deemed exercised, even if no notice is given, immediately on the occurrence of an event specified in either Section 11(a)(iv) or Section 11(a)(v) below), be terminated (i) immediately on the occurrence of any of the events set forth in Section 11(a)(iv) or Section 11(a)(v) below and (ii) two Business Days following such notice on the occurrence of any of the other events set forth below, (each, a “Borrower Default”):
     (i) Subject to Section 12(b), Borrower fails to deliver Loaned ADSs to Lender as required by Section 6;
     (ii) Borrower fails to deliver or pay to Lender when due any cash, securities or other property as required by Section 7;
     (iii) Borrower fails to transfer Collateral when due as required by Section 3 and Section 4;
     (iv) the filing by or on behalf of Borrower of a voluntary petition or an answer seeking reorganization, arrangement, readjustment of its debts or for any other relief under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution, winding-up or liquidation or similar act or law, of any state, federal or other applicable foreign jurisdictions, now or hereafter existing (“Bankruptcy Law”), or any action by Borrower for, or consent or acquiescence to, the appointment of a receiver trustee or other custodian of Borrower, or of all or a substantial part of its property; or the making by Borrower of a general assignment for the benefit of creditors; or the admission by Borrower in writing of its inability to pay its debts as they become due;
     (v) the filing of any involuntary petition against Borrower in bankruptcy or seeking reorganization, arrangement, readjustment of its debts or for any other relief under any Bankruptcy Law and an order for relief by a court having jurisdiction in the premises shall have been issued or entered therein; or any other similar relief shall be granted under any applicable federal or state law or law of any other applicable foreign jurisdictions; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers over Borrower or over all or a part of its property shall have been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of Borrower or of all or a substantial part of its property; or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of Borrower; and continuance of any such event for 15 consecutive calendar days unless dismissed, bonded to the satisfaction of the court having jurisdiction in the premises or discharged;
     (vi) Borrower fails to provide any indemnity as required by Section 14;

     (vii) Borrower notifies Lender of its inability to or intention not to perform Borrower’s obligations hereunder or otherwise disaffirms, rejects or repudiates any of its obligations hereunder; or
     (viii) Any representation made by Borrower under this Agreement in connection with the Loan shall be incorrect or untrue in any material respect during the term of the Loan hereunder or Borrower fails to comply in any material respect with any of its covenants under this Agreement.
     (b) The Loan may, at the option of Borrower by a written notice to Lender (which option shall be deemed exercised, even if no notice is given, immediately on the occurrence of an event specified in either Section 11(b)(ii) or Section 11(b)(iii) below), be terminated (i) immediately on the occurrence of any of the events set forth in Section 11(b)(ii) or Section 11(b)(iii) below and (ii) two Business Days following such notice on the occurrence of an event set forth in Section 11(b)(i) below, (each, a “Lender Default,” and any Lender Default or Borrower Default, a “Default”):
     (i) if Lender expressly instructs the Collateral Agent not to transfer Collateral to Borrower when due as required by Section 3 and Section 4;
     (ii) the filing by or on behalf of Lender of a voluntary petition or an answer seeking reorganization, arrangement, readjustment of its debts or for any other relief under any Bankruptcy Law, or any action by Lender for, or consent or acquiescence to, the appointment of a receiver trustee or other custodian of Lender, or of all or a substantial part of its property; or the making by Lender of a general assignment for the benefit of creditors; or the admission by Lender in writing of its inability to pay its debts as they become due; or
     (iii) the filing of any involuntary petition against Lender in bankruptcy or seeking reorganization, arrangement, readjustment of its debts or for any other relief under any Bankruptcy Law and an order for relief by a court having jurisdiction in the premises shall have been issued or entered therein; or any other similar relief shall be granted under any applicable federal or state law or law of any other applicable foreign jurisdictions; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers over Lender or over all or a part of its property shall have been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of Lender or of all or a substantial part of its property; or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of Lender; and continuance of any such event for 15 consecutive calendar days unless dismissed, bonded to the satisfaction of the court having jurisdiction in the premises or discharged.
     Section 12. Remedies.
     (a) Upon the termination of the Loan by Lender under Section 11, Borrower may, with the prior written consent of Lender, in lieu of the delivery of Loaned ADSs to Lender in accordance with Section 6, pay to Lender, no later than one Business Day following notice of such Default to Borrower, an amount in immediately available funds (the “Replacement Cash”) equal to the product of the Closing Price as of the date of such notice of Default and the number of Loaned ADSs otherwise required to be delivered; provided that if Lender consents to the delivery of Replacement Cash, Borrower may direct the Collateral Agent to deliver to Lender any Collateral held by the Collateral Agent in respect of the Loan so terminated and, to the extent the Market Value of any such Collateral delivered to Lender is less than the required amount of Replacement Cash, pay to Lender such difference in immediately available funds. Any Collateral in respect of the Loan so terminated that is not so delivered to Lender pursuant to this clause shall, upon payment in full of the Replacement Cash to Lender, be immediately delivered by Collateral Agent to Borrower.
     (b) Notwithstanding anything to the contrary herein, if, upon the termination in whole or in part of the Loan by Lender under Section 6 or Section 11 and, at the time of such termination, the purchase of Loaned ADSs in an amount equal to the Loaned ADSs to be delivered to Lender in accordance with Section 6: (i) (x) shall be prohibited by any law, rule or regulation of any governmental authority to which it is subject (including rules or codes of conduct generally applicable to members of any self-regulatory organization of which Borrower is a member or to the regulation of which it is subject (whether or not such rules or codes of conduct are imposed by law or have been voluntarily adopted by Borrower)) or (y) in Borrower’s commercially reasonable judgment, based on advice of internationally recognized counsel experienced in securities law matters, would be unadvisable if Borrower were to effect such purchases of Loaned ADS as if Borrower were the Company or an affiliated purchaser of the Company while remaining in compliance with such law, rules, regulations or codes of conduct, (ii) shall violate, or would upon such purchase likely violate, any order or prohibition of any court, tribunal or other governmental authority or (iii) shall require the prior consent of any court, tribunal or governmental authority prior to any such repurchase (each of (i), (ii) and (iii), a (“Legal Obstacle”), then, in each case, Borrower shall immediately notify Lender of the Legal Obstacle and the basis therefor, whereupon Borrower’s obligations under Section 6 shall be suspended until such time as no Legal Obstacle with respect to such obligations shall exist (a “Repayment Suspension”). Following the occurrence of and during the continuance of a Repayment Suspension, Borrower and Lender shall use commercially reasonable efforts to cure or remove the Legal Obstacle as promptly as reasonably practicable. If the Legal Obstacle is not cured or removed within thirty (30) Business Days of the termination of the Loan under Section 11 or Section 6, Borrower shall pay to Lender, in lieu of the delivery of Loaned ADSs in accordance with Section 6, an amount of Replacement Cash equal to the product of the Closing Price as of the New York Business Day immediately preceding the date Borrower makes such payment and the number of Loaned ADSs otherwise required to be delivered.
     (c) If Borrower shall fail to deliver Loaned ADSs to Lender pursuant to Section 6(d) when due or shall fail to pay the Replacement Cash to Lender when due in accordance with Section 12(a) or (b) above (to the extent Borrower is required or permitted and elects to pay Replacement Cash), then, in either case, in addition to any other remedies available to Lender under this Agreement or under applicable law, Lender shall have the right (without further notice to Borrower) to (i) purchase a like amount of Loaned ADSs (“Replacement ADSs”) in the principal market for such securities in a commercially reasonable manner in compliance with U.S. securities laws, (ii) sell any Collateral in the principal market for such Collateral in a commercially reasonable manner and (iii) apply and set off the Collateral, if any, and any proceeds thereof (including any amounts drawn under a letter of credit supporting the Loan) against the payment of the purchase price for such Replacement ADSs and any amounts due to Lender under this Agreement. To the extent Lender shall exercise such right, Borrower’s obligation to return a like amount of Loaned ADSs or to pay the Replacement Cash, as applicable, shall terminate and Borrower shall be liable to Lender for the purchase price of Replacement ADSs (plus all other amounts, if any, due to Lender hereunder). In the event that (i) the purchase price of Replacement ADSs (plus all other amounts, if any, due to Lender hereunder) exceeds (ii) the amount of the Collateral, if any, Borrower shall be liable to Lender for the amount of such excess. The purchase price of Replacement ADSs purchased under this Section 12 shall include, and the proceeds of any sale of Collateral shall be determined after deduction of, broker’s fees and commissions and all other reasonable costs, fees and expenses related to such purchase and sale. In the event Lender exercises its rights under this Section 12, Lender may elect in its sole discretion, in lieu of purchasing all or a portion of the Replacement ADSs or selling all or a portion of the Collateral, if any, to be deemed to have made, respectively, such purchase of Replacement ADSs or sale of Collateral at a price equal to, respectively, the Closing Price of the Loaned ADSs or the Remedy Resale Market Value of the Collateral deemed to have been sold, in each case on the date Lender elects to exercise this remedy. Upon the satisfaction of all Borrower’s obligations hereunder, any remaining Collateral shall be returned to Borrower. For purposes of this Section 12 (c), “Remedy Resale Market Value” on any day means with respect to any Collateral that is (a) Cash, the face amount thereof, (b) a letter of credit, the undrawn amount thereof and (c) any other security or property, the market value thereof, as determined by the Lender, in accordance with market practice for such securities or property, based on the price for such security or property as of the most recent close of trading obtained from a generally recognized source or the closing bid quotation at the most recent close of trading obtained from such source, plus accrued interest to the extent not included therein, unless market practice with respect to the valuation of such securities or property is to the contrary.
     (d) If Lender expressly instructs the Collateral Agent not to transfer Collateral, if any, to Borrower when due as required by Section 3 and Section 4, then Borrower shall have the right (without further notice to Lender) to (i) purchase a like amount of Collateral (“Replacement Collateral”) in the principal market for such Collateral in a commercially reasonable manner, (ii) sell a like amount of Loaned ADSs in the principal market for such Loaned ADSs in a commercially reasonable manner and (iii) apply and set off the Loaned ADSs and any proceeds thereof against the payment of the purchase price for such Replacement Collateral, Lender’s obligation to return any cash or other Collateral to Borrower and any amounts due to Borrower under this Agreement. To the extent Borrower shall exercise such right, Lender’s obligation to return a like amount of Collateral shall terminate and Lender shall not be liable to Borrower for the purchase price of Replacement Collateral (plus all other amounts, if any, due to Borrower hereunder). In the event that (i) the purchase price of Replacement Collateral (plus all other amounts, if any, due to Lender hereunder) exceeds (ii) the amount of the Loaned ADSs, Lender shall be liable to Borrower for the amount of such excess. The purchase price of Replacement Collateral purchased under this Section 12 shall include, and the proceeds of any sale of Loaned ADSs shall be determined after deduction of, reasonable broker’s fees and commissions and all other reasonable costs, fees and expenses related to such purchase and sale. In the event Borrower exercises its rights under this Section 12, Borrower may elect in its sole discretion, in lieu of selling all or a portion of the Loaned ADSs, to be deemed to have made such sale of Loaned ADSs for an amount equal to the Closing Price on the date Borrower elects to exercise this remedy. Upon the satisfaction of all Lender’s obligations hereunder, any remaining Loaned ADSs shall be returned to Lender.
     (e) Notwithstanding anything to the contrary, the parties hereto agree that, absent willful misconduct, no special, indirect or consequential damages shall be due in connection with any claim by either party against the other party for breach of any representation, warranty, covenant or agreement in this Agreement or otherwise arising out of or in relation to this Agreement. The parties hereto further agree that any such damages shall be limited to the greater of (i) USD 350 million and (ii) two times the product of (x) the Closing Price on the first date of the conduct giving rise to such damages and (y) the number of outstanding Loaned ADSs on such date.
     Section 13. Transfers.
     (a) All transfers of Loaned ADSs to Borrower or to Lender hereunder shall be made by the crediting by a Clearing Organization of such financial assets to the transferee’s “securities account” (within the meaning of Section 8-501 of the UCC) maintained with such Clearing Organization. All transfers of Loaned ADSs to Lender hereunder shall be made by the crediting of such Loaned ADSs to Lender’s Designated Account. All transfers of Collateral to the Collateral Agent by Borrower shall be made by crediting the Collateral Account. All transfers of Collateral to Lender by Collateral Agent shall be made in the manner directed by Lender. In every transfer of “financial assets” (within the meaning of Section 8-102 of the UCC) hereunder, the transferor shall take all steps necessary (a) to effect a delivery to the transferee under Section 8-301 of the UCC, or to cause the creation of a security entitlement in favor of the transferee under Section 8-501 of the UCC, (b) to enable the transferee to obtain “control” (within the meaning of Section 8-106 of the UCC), and (c) to provide the transferee with comparable rights under any applicable foreign law or regulation.
     (b) All transfers of cash hereunder to Borrower or Lender shall be by wire transfer in immediately available, freely transferable funds.
     (c) A transfer of securities or cash may be effected under this Section 13 on any day except (i) a day on which the transferee is closed for business at its address set forth in Section 16 or (ii) a day on which a Clearing Organization or wire transfer system is closed, if the facilities of such Clearing Organization or wire transfer system are required to effect such transfer.
     Section 14. Indemnities.
     (a) Lender hereby agrees to indemnify and hold harmless Borrower and its affiliates and its former, present and future directors, officers, employees and other agents and representatives from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, liens, taxes, penalties, obligations and expenses incurred or suffered by any such person or entity directly arising from, by reason of, or in connection with, (i) any breach by Lender of any of its representations or warranties contained in Section 9 or (ii) any breach by Lender of any of its covenants or agreements in this Agreement.
     (b) Borrower hereby agrees to indemnify and hold harmless Lender and its affiliates and its former, present and future directors, officers, employees and other agents and representatives from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, liens, taxes, penalties, obligations and expenses incurred or suffered by any such person or entity directly arising from, by reason of, or in connection with (i) any breach by Borrower of any of its representations or warranties contained in Section 9 or (ii) any breach by Borrower of any of its covenants or agreements in Section 10 of this Agreement.

     (c) In case any claim or litigation which might give rise to any obligation of a party under this Section 14 (each an “Indemnifying Party”) shall come to the attention of the party seeking indemnification hereunder (the “Indemnified Party”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of the existence and amount thereof; provided that the failure of the Indemnified Party to give such notice shall not adversely affect the right of the Indemnified Party to indemnification under this Agreement, except to the extent the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall promptly notify the Indemnified Party in writing if it accepts such claim or litigation as being within its indemnification obligations under this Section 14. Such response shall be delivered no later than 30 days after the initial notification from the Indemnified Party; provided that, if the indemnifying Party reasonably cannot respond to such notice within 30 days, the Indemnifying Party shall respond to the Indemnified Party as soon thereafter as reasonably possible.
     (d) An Indemnifying Party shall be entitled to participate in and, if (i) in the judgment of the Indemnified Party such claim can properly be resolved by money damages alone and the Indemnifying Party has the financial resources to pay such damages and (ii) the Indemnifying Party admits that this indemnity fully covers the claim or litigation, the Indemnifying Party shall be entitled to direct the defense of any claim at its expense, but such defense shall be conducted by legal counsel reasonably satisfactory to the Indemnified Party. An Indemnified Party shall not make any settlement of any claim or litigation under this Section 14 without the written consent of the Indemnifying Party.
     Section 15. Termination of Agreement.
     (a) This Agreement may be terminated (i) at any time by the written agreement of Lender and Borrower, (ii) by Lender upon the occurrence of a Borrower Default or (iii) by Borrower upon the occurrence of a Lender Default or (iv) upon termination of the Loan in whole pursuant to Section 6. The Agreement automatically terminates at the end of the Loan Availability Period.
     (b) Unless otherwise agreed by Borrower and Lender, the provisions of Section 14 shall survive the termination of this Agreement.
     Section 16. Notices
     (a) All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when received.
     (b) All such notices and other communications shall be directed to the following address:
     (i) If to Borrower to:
Credit Suisse International
One Cabot Square
London E14 4QJ England
Attention: Kevin Studd, Managing Director—Legal Dept.
Telephone: 44 20 7888 1605

Facsimile No.: 44 20 7888 4603
     (ii) If to Collateral Agent to:
Credit Suisse Securities (USA) LLC, as Collateral Agent for
Infineon Technologies AG
Eleven Madison Avenue
New York, NY 10010-3629
For payments and deliveries:
Facsimile No.: (212) 325 8175
Telephone No.: (212) 325 8678 / (212) 325 3213
For all other communications:
Facsimile No.: (212) 325 8173
Telephone No.: (212) 325 8676 / (212) 538 5306 / (212) 538 1193 / (212) 538 6886
     (iii) If to Securities Intermediary to:
Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, NY 10010-3629
For payments and deliveries:
Facsimile No.: (212) 325 8175
Telephone No.: (212) 325 8678 / (212) 325 3213
For all other communications:
Facsimile No.: (212) 325 8173
Telephone No.: (212) 325 8676 / (212) 538 5306 / (212) 538 1193 / (212) 538 6886
     (iv) If to Lender to:
Infineon Technologies AG
Am Campeon 1 – 12
85579 Neubiberg
tel: +49 (89) 234 23371
Attn: Finance & Treasury (FT CM), Ms. Leena Soini

     (c) In the case of any party, at such other address as may be designated by written notice to the other parties.
     Section 17. Governing Law; Submission To Jurisdiction; Severability.
     (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, but excluding any choice of law provisions that would require the application of the laws of a jurisdiction other than New York.
     (b) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY SUCH COURT, SOLELY FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT TO ENFORCE ITS OBLIGATIONS HEREUNDER OR RELATING IN ANY WAY TO THIS AGREEMENT OR THE LOAN HEREUNDER AND (B) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF ITS PLACE OF RESIDENCE OR DOMICILE.
     (c) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT THAT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     (d) To the extent permitted by law, the provisions of this Agreement are severable and the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid. If any provision or provisions of this Agreement are determined by a civil judgment to be unenforceable or invalid, the parties agree that such provision or provisions shall be replaced with one or more provisions that to the extent reasonably possible implement the original intention of the parties with respect to such provision or provisions.
     Section 18. Counterparts. This Agreement may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same agreement.
     Section 19. Designation of Replacement Collateral Agent. If at any time while this Agreement is in effect (i) Credit Suisse Securities (USA) LLC ceases to be a Securities Intermediary or (ii) Lender shall determine, in its sole discretion, that any of the relationships by or among the parties hereto are reasonably likely to prevent Lender from acquiring, or jeopardize the continuation of, Lender’s continuing first priority security interest in the Collateral as contemplated under Section 3(b), Lender shall be entitled to designate a bank or trust company reasonably satisfactory to Borrower as a successor Collateral Agent. In the event of a designation of a successor Collateral Agent, each of the parties to this Agreement agrees to take all such actions as are reasonably necessary to effect the transfer of rights and obligations of Credit Suisse Securities (USA) LLC as Collateral Agent hereunder to such successor Collateral Agent, including the execution and delivery of amendments to this Agreement as shall be necessary to effect such designation and transfer.

IN WITNESS WHEREOF, the parties hereto to have executed this American Depositary Share Lending Agreement as of the date and year first above written.

INFINEON TECHNOLOGIES AG
as Lender

By:
Name:
Title:

By:
Name:
Title:

CREDIT SUISSE INTERNATIONAL
as Borrower

By:

Name:
Title:

CREDIT SUISSE SECURITIES (USA) LLC
as Collateral Agent

By:
Name:
Title:

CREDIT SUISSE SECURITIES (USA) LLC

as Securities Intermediary

By:

Name:
Title: